CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders
Putnam Funds Trust:

We consent to the use of our reports, each dated September 11, 2014, with respect to the financial statements of Putnam Low Volatility Equity Fund and Putnam Strategic Volatility Equity Fund, respectively, each a series of Putnam Funds Trust, included herein, and to the references to our firm under the captions Financial Highlights in the prospectus and Auditor and Financial Statements in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
November 24, 2014